FUND ADMINISTRATION AGREEMENT

AGREEMENT made as of this 14th day of May, 2013, by and between each open-end registered investment company listed on Schedule A hereto (as amended from time to time), (each individually referred to below as a “Trust”) and Rydex Fund Services, LLC (“RFS” or the “Administrator”), a Maryland limited liability company having its principal place of business at 805 King Farm Boulevard, Rockville, MD 20850.

WHEREAS, each Trust operates as an open-end management investment company, and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and consists of the separate series listed on Schedule A attached hereto (each a “Series”), as may be amended from time to time;

WHEREAS, each Trust desires that RFS perform fund administration services for the Trust under the terms and conditions stated in this Agreement and RFS is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, RFS and each Trust wish to enter into this Agreement in order to set forth the terms under which RFS will perform the fund administration services set forth herein for the Trust;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, each Trust and RFS hereby agree as follows:

1. Appointment.  The Trust hereby appoints the Administrator to administer the Trust and the Administrator accepts such appointment and agrees that it will furnish the services, subject to the supervision of the Trust’s Board of Trustees (the “Board”), set forth in Schedule B attached hereto and made part hereof.

2. Representations and Warranties.

(a) The Trust represents and warrants that: (1) as of the close of business on the effective date of this Agreement, the Trust is registered under the 1940 Act as a open-ended management investment company, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b) RFS represents and warrants that: (1) the various procedures and systems which RFS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and RFS’s records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by RFS and, when executed and delivered by RFS, will constitute a legal, valid and binding obligation of RFS, enforceable against RFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

3. Compliance with the Trust’s Governing Documents and Applicable Law:  In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Declaration of Trust, By-Laws and registration statement of the Trust and with the direction of the Trust’s Board and executive officers.  Further, the Administrator will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

The Administrator shall keep and maintain on behalf of the Trust books and records which the Trust or Administrator is, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records.  Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Administrator on behalf of the Trust shall be prepared and maintained at the expense of Administrator, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust at reasonable times.

Administrator will treat all books and records of the Trust as confidential and proprietary and will not disclose or use any such books and records for any purpose other than to the performance of its duties and responsibilities hereunder; except that, in case of any request or demand for the inspection of such records by another party, the Administrator may make such records available to such party if (i) disclosure is required by law, (ii) the Administrator is advised by counsel that it may incur liability for failure to make a disclosure after notifying the Trust and providing the Trust a reasonable opportunity to object to the party making such a request, (iii) the Administrator is requested to divulge such information by duly-constituted authorities or court process, or (iv) the Administrator is requested to make a disclosure by the Trust.

4. Services Not Exclusive.  The Administrator’s services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative services or other services to other funds or clients so long as the Administrator’s services under this Agreement are not impaired thereby.

5. Compensation.  The Trust shall pay Administrator compensation for the services to be provided under this Agreement in accordance with, and in the manner set forth, in Schedule C attached hereto.

6. Limitation of Liability of the Administrator.  The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties, or from the reckless disregard by it of its duties under this Agreement.

The Administrator may apply to the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts with respect to any matter arising in connection with Administrator’s duties, and Administrator shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.  Administrator shall notify the Trust if at any time Administrator believes that it is in need of the advice of counsel (other than counsel in the regular employ of Administrator or any affiliated companies) with regard to Administrator’s responsibilities and duties specific to the Trust pursuant to this Agreement.  After so notifying the Trust, Administrator, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, the reasonable fees and expenses of such counsel to be at the expense of the Trust unless relating to a matter involving Administrator’s willful misfeasance, bad faith, negligence or reckless disregard of Administrator’s responsibilities and duties hereunder, and Administrator shall in no event be liable to the Trust or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

As to the services to be provided hereunder, Administrator may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company, if any, as of their respective dates (as modified from time to time by disclosure in shareholder reports, press releases, privacy statements, or the Trust’s website) as well as the minutes of Board meetings (if applicable) and other records of the Trust unless Administrator receives written instructions to the contrary in a timely manner from the Trust.

RFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.  Upon the Trust’s reasonable request, RFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.  Notwithstanding the foregoing or any other provision of this Agreement, RFS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.  Events beyond RFS’s reasonable control include, without limitation, force majeure events.  Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party.  In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, RFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

7. Duration and Termination.  This Agreement shall become effective as of the date hereof and shall continue in effect until June 30, 2014, unless sooner terminated.  Thereafter, the Agreement shall continue on an annual basis provided that such continuance is specifically approved at least annually by (a) the vote of a majority of the Board, and (b) a majority of the Board who are not parties to this Agreement or

“interested persons” (as defined in the 1940 Act) of the Trust or the Administrator.  Notwithstanding the initial term, this Agreement may be terminated by either party hereto (without penalty) with at least 60 days’ prior written notice to the other party hereto.  For the avoidance of doubt, the continuation or termination of this Agreement with respect to a Trust shall be independent of the continuation or termination of this Agreement with respect to any other Trust.

8. Amendment.  This Agreement (or any provision hereof) may only be amended, waived, discharged, or terminated with respect to a Trust in writing, and with the agreement of such Trust and the Administrator.

In the event that any open-end investment company and/or Series other than those listed on Schedule A hereto desires to appoint Administrator under the terms hereof, and Administrator desires to accept such appointment, Administrator and such company will execute a letter agreement.  Upon execution thereof, Schedule A hereto will be updated and such company or series will become a Trust or Series (as applicable) hereunder and be bound by all terms, conditions, and provisions hereof.

9. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to choice of law principles thereof.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

10. Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which together shall constitute one Agreement.

11. Notices.  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at 2455 Corporate West Drive, Lisle, Illinois, 60532, Attn: President; and if to RFS, to it at 805 King Farm Boulevard, Rockville, MD 20850, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

12. Assignment.  This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

13. Several Obligations.  The parties acknowledge that the obligations of the Series hereunder are several and not joint, that no Series shall be liable for any amount owing by another Series, that Administrator shall look solely to the property of the applicable Series for the performance of any obligation or liability of such Series, and the Series have executed one instrument for convenience only.

14. Subcontracting.  With the written consent of the Trust, RFS may subcontract with any entity or person concerning the provision of the services contemplated; provided, however, that RFS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of such subcontractor and provided further, that RFS shall be responsible, to the extent provided in Section 6 hereof, for all acts of such subcontractor as if such acts were its own.

15. Miscellaneous.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings in relation to the subject matter hereof.  The headings of each section to this Agreement are included for convenience and reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

*           *           *           *           *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Rydex Fund Services, LLC

By: /s/ Nikolaos Bonos

Name:           Nikolaos Bonos
Title:             Chief Executive Officer and
      President

/s/ John L. Sullivan
On behalf of each Trust identified on Schedule A attached hereto

Name:          John L. Sullivan

Title:           Chief Financial Officer, Chief
    Accounting Officer and Treasurer

SCHEDULE A

Trust	Series	Ticker Symbol
Claymore Exchange Traded Trust Fund	Guggenheim BulletShares 2012 Corporate Bond Fund	BSCC
	Guggenheim BulletShares 2013 Corporate Bond Fund	BSCD
	Guggenheim BulletShares 2014 Corporate Bond Fund	BSCE
	Guggenheim BulletShares 2015 Corporate Bond Fund	BSCF
	Guggenheim BulletShares 2016 Corporate Bond Fund	BSCG
	Guggenheim BulletShares 2017 Corporate Bond Fund	BSCH
	Guggenheim BulletShares 2018 Corporate Bond Fund	BSCI
	Guggenheim BulletShares 2019 Corporate Bond Fund	BSCJ
	Guggenheim BulletShares 2020 Corporate Bond Fund	BSCK
	Guggenheim BulletShares 2012 High Yield Corporate Bond Fund	BSJC
	Guggenheim BulletShares 2013 High Yield Corporate Bond Fund	BSJD
	Guggenheim BulletShares 2014 High Yield Corporate Bond Fund	BSJE
	Guggenheim BulletShares 2015 High Yield Corporate Bond Fund	BSJF
	Guggenheim BulletShares 2016 High Yield Corporate Bond Fund	BSJG
	Guggenheim BulletShares 2017 High Yield Corporate Bond Fund	BSJH
	Guggenheim BulletShares 2018 High Yield Corporate Bond Fund	BSJI
	Guggenheim BulletShares 2019 High Yield Corporate Bond Fund	BSJJ
	Guggenheim BulletShares 2020 High Yield Corporate Bond Fund	BSJK
	Guggenheim BulletShares 2021 High Yield Corporate Bond Fund	BSJL
	Guggenheim BulletShares 2022 High Yield Corporate Bond Fund	BSJM
	Guggenheim Spin-Off ETF	CSD
	Guggenheim Multi-Asset Income ETF	CVY
	Guggenheim Defensive Equity ETF	CZA
	Guggenheim BRIC ETF	DEF
	Guggenheim Enhanced Core Bond Fund ETF	GSY
	Guggenheim Insider ETF	NFO
	Guggenheim Raymond James SB-1 Equity ETF	RYJ
	Wilshire Micro-Cap ETF	WMCR
	Wilshire US REIT ETF	WREI
	Guggenheim S&P Global Dividend Opportunities Index ETF	LVL

SCHEDULE A -- continued

Trust	Series	Ticker Symbol
Claymore Exchange Traded Fund Trust 2	Guggenheim S&P Global Water Index ETF	CGW
	Guggenheim China Technology ETF	CQQQ
	Guggenheim Timber ETF	CUT
	Guggenheim Canadian Energy Income ETF	ENY
	Guggenheim Frontier Markets ETF	FRN
	Guggenheim China Small Cap Index ETF	HAO
	Guggenheim International Multi-Asset Income ETF	HGI
	Guggenheim Yuan Bond ETF	RMB
	Guggenheim Shipping ETF	SEA
	Guggenheim Solar ETF	TAN
	Guggenheim China Real Estate ETF	TAO
	Guggenheim China All-Cap ETF	YAO

SCHEDULE B

FINANCIAL REPORTING

•
Prepare and file Forms N-SAR, N-Q, and N-CSR, including the underlying portfolio of investments, annual and semi-annual reports to shareholders, registration statements, and coordinate the typesetting, printing and distribution of such reports.

•	Coordinate the filing of Form N-PX (using voting record information to be supplied by the portfolio manager).

•	Oversee the determination and publication of net asset value of the series of the Trust in accordance with the Trust’s policy as adopted from time to time by the Board of Trustees.

•	Oversee the Trust’s portfolio and perform necessary calculations as required under Section 18 (relating to senior securities) of the 1940 Act.

•	Determine expense accruals and coordinate with the fund accountants and custodian for timely payment of bills and invoices.

•	Prepare statistical reports for outside services (i.e. ICI, Lipper Analytical, Morningstar, etc.).

•	Prepare and present reports to the Board of Trustees.

•	Prepare reports relating to the business affairs of the Trust as may be mutually agreed upon and not otherwise appropriately prepared by the Trust’s custodian, counsel or auditors.

•	Make sure reports and recommendations to the Board of Trustees concerning the performance of the independent accountants as the Board of Trustees may reasonably request or deem appropriate.

•
Consult with the Trust’s officers, independent accountants, legal counsel, custodian, accounting agent, and transfer agent in establishing the accounting policies of the Trust and monitor financial and shareholder accounting services.

•	Coordinate the annual audit with the Trust’s external auditors.

•	Determine the dividend rates for each series of the Trust and compute appropriate yields/total returns.

•	Review and distribute SEC yield computations, if applicable.

•
Assist the Trust in preparing and distributing press releases and in distributing Trust information on Trust websites (or those of the Trust’s portfolio manager, distributor, or other service provider, as applicable).

•
Assist the Trust in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Trust in response to such routine or any non-routine regulatory matters

•	Assist in preparing for Board of Trustee meetings by (i) coordinating Board book production and distribution, (ii) preparing the relevant sections of the Board materials pertaining to the responsibilities of RFS, (iii) assisting and coordinating special materials related to annual contract approvals and related matters, and (v) performing such other Board meeting functions as agreed by the parties

•
Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Series in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act to the extent such bonds and policies are approved by the Board of Trustees.

•	Make available appropriate individuals to serve as officers of the Company, upon designation as such by the Board

•	Such other services for the Trust that are mutually agreed upon by the parties from time to time.

TAX

•	Provide oversight of tax service provider

•	Provide on-premises tax guidance, with consultation of outside service provider, to portfolio managers, product development and other business units as needed.

•	Preparation of tax related financial statement footnote disclosures

•	Preparation of FIN 48 memoranda

•	Analyze wash sales

•	Analysis of potential fund ownership changes

•	Preparation of annual ICI Survey/1099 information

•	Monitor quarterly sub-chapter M diversification tests

•	Perform high level review of tax returns

•	Provide portfolio managers with periodic realized/unrealized gain/loss reports

•	Review in conjunction with the service provider

•	new securities tax treatments

•	fund tax provisions

•	fund distribution calculations

LEGAL AND COMPLIANCE

•
Make such reports and recommendations to the Board of Trustees concerning the performance and fees of the Trust’s Custodian and Transfer Agent as the Board of Trustees may reasonably request or deems appropriate.

•	Oversee the maintenance by the Trust’s Transfer Agent of certain books and records of the Trust as required under Rule 31a-1(b)(4) of the 1940 Act and maintain such other books and records required by law or for the proper operation of the Trust.

•
Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders, and coordinate the solicitation and tabulation of proxies in connection with a shareholder meeting, if one is held.

•	Provide such assistance to the Custodian and the Trust’s counsel and auditors as generally may be required to properly carry on the business and operations of the Trust.

•	Prepare such information and reports as may be required by any banks from which the Trust borrows funds.

•	Supervise any other aspects of the Trust

SCHEDULE C

Compensation: For the services provided and expenses assumed by Administrator under this Agreement, each Series of the Trust will pay the Administrator a fee, accrued daily and paid monthly at the following annualized rates based on the average daily net assets of the Series:

1.      0.0275% for the first $200,000,000;

2.      0.02% for the next $300,000,000;

3.      0.015% for the next $500,000,000; and

4.      0.01% for amounts over $1,000,000,000.

Provided, however, if any Series of the Trust is paying a unitary fee to its investment adviser, that Series’ investment adviser will be responsible for paying the portion of the Trust’s fees attributable to that Series under this Agreement to Administrator.